Exhibit 99.1
[Logo]
                                                        1025 Eldorado Boulevard
                                                     Broomfield, Colorado 80021
                                                                 www.Level3.com


                                                                   NEWS RELEASE

Level 3 contacts:

Media:            Josh Howell                      Investors:        Robin Grey
                  720-888-2517                                     720-888-2518

                  Arthur Hodges                                Sandra Curlander
                  720-888-6184                                     720-888-2501


                     Level 3 Announces Work Force Reduction

               Action Expected To Result In Operational Savings Of
                Approximately $60 Million To $70 Million Per Year

BROOMFIELD, Colo., January 12, 2005 - Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that its operating subsidiaries will initiate a work force reduction of approximately 500 to 600 employees. The reduction, which is expected to result in operational savings of approximately $60 million to $70 million per year, will take place before the end of January 2005.

"We remain pleased with the volume of sales we've seen in recent quarters related to IP, transport, voice and other strategic services, and we continue to invest in areas where we see growing opportunities," said James Q. Crowe, Level 3's chief executive officer. "We expect to meet or exceed our previously issued guidance for communications revenue for the fourth quarter of 2004, and we are focused on converting new sales to revenue and on maximizing our ability to scale in response to market demand.

"In particular, contract activity for consumer-oriented Voice-over-IP services has been strong. However, as previously discussed, it is difficult to predict revenue growth in that area with certainty because it depends on sales to end users by our service provider customers.

"As such, we need to ensure our financial and organizational resources are properly allocated and aligned to take advantage of demand as it develops in consumer-oriented voice and other growth areas. In addition, we are committed to accelerating Level 3's achievement of positive free cash flow. We believe this action is appropriate in view of these important objectives."

Level 3 will provide additional information on its fourth quarter earnings conference call. As a result of the planned reduction, Level 3 expects to incur severance charges of approximately $20 million to $25 million in the fourth quarter of 2004 or the first quarter of 2005.

Level 3's fourth-quarter earnings call will take place on Tuesday, February 8, 2005, at 10 a.m. Eastern time. The call will be broadcast live on Level 3's Web site at www.Level3.com. Those unable to join the call via the Web can access the call at 651-291-0900 and can also e-mail questions to Investor.Relations@Level3.com

The call will be archived and available on the Level 3 Web site at www.Level3.com; an audio replay will also be available until 11:59 p.m. Eastern time on February 10, 2005, by dialing 320-365-3844 access code 765003. For additional information, please call 720-888-2502.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are offered by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

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